EXHIBIT 10.21

AMENDED AND RESTATED

MORTGAGE WAREHOUSE LOAN AND SECURITY AGREEMENT

between

MERCHANTS BANK OF INDIANA

(“Lender”)

and

STONEGATE MORTGAGE CORPORATION

(“Borrower”)

May 1, 2011

This AMENDED AND RESTATED MORTGAGE WAREHOUSE LOAN AND SECURITY AGREEMENT is made and entered into as of May 1, 2010, by and between MERCHANTS BANK OF INDIANA (“Lender”) and STONEGATE MORTGAGE CORPORATION, an Ohio corporation (“Borrower”).

W I T N E S S E T H:

WHEREAS, the Borrower is an originator of residential mortgage loans and desires to obtain a line of credit from Lender to finance the carrying of such mortgage loans;

WHEREAS, Lender extended to Borrower a line of credit in the original principal amount of Three Million and 00/100 Dollars ($3,000,000.00) (such loan is hereinafter referred to as the “Existing Loan”) pursuant to a certain Mortgage Warehouse Loan and Security Agreement dated April 30, 2009, executed by and between Borrower and Lender (such Mortgage Warehouse Loan and Security Agreement as heretofore amended is hereinafter referred to as the “Prior Loan Agreement”) to finance the carrying of such mortgage loans;

WHEREAS, the indebtedness under the Existing Loan is evidenced by a certain Line of Credit Promissory Note dated effective as of April 30, 2009, executed by Borrower in favor of Lender in the original principal amount of Three Million and 00/100 Dollars ($3,000,000.00) (such Line of Credit Promissory Note as heretofore amended is hereinafter referred to as the “Prior Note”);

WHEREAS, the Existing Loan matured on April 30, 2011 and Borrower has requested that Lender renew the Existing Loan;

WHEREAS, Lender is willing to renew the Existing Loan for Borrower secured by the pledge by the Borrower of certain residential mortgage loans and the related mortgage loan documents on the terms and conditions hereinafter provided; and

NOW, THEREFORE, in consideration of the premises and agreements contained herein, Lender and the Borrower hereby agree that this Agreement shall amend, modify, restate and replace in its entirety the Prior Loan Agreement and further agree as follows:

SECTION 1. Definitions.

As used herein, the following terms have the following meanings:

“Advance” means an advance made by Lender under this Agreement.

“Agency” means FHA, FHLMC, FNMA, RHS, USDA or VA; “Agencies” means FHA, FHLMC, FMNA, RHS, USDA and VA collectively.

“Agreement” means this Amended and Restated Mortgage Warehouse Loan and Security Agreement and all amendments hereof and supplements hereto.

“Assignment of Mortgage” means an executed and acknowledged assignment, notice of transfer or equivalent instrument, in recordable form naming Lender as assignee or in blank, of a Mortgage sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the assignment of such Mortgage by the Borrower, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments if (a) such blanket assignment is sufficient under the laws of the jurisdiction wherein the related Mortgaged Properties are located to reflect of record the assignment of the Mortgage covered thereby and (b) if requested by Lender, Lender shall have received an opinion of counsel satisfactory to it to such effect.

“Borrower” has the meaning set forth in the introduction hereto.

“Borrowing Rate” shall mean the interest rate per annum (based on a year of 360 days and actual days elapsed) from time to time announced by the Wall Street Journal as the “Prime Rate” plus one hundred (100) basis points with each change in such interest rate to occur automatically effective as of the date of each such change; provided, however, in no event shall the Borrowing Rate be less than four percent (4.00%).

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Indianapolis, Indiana are authorized or obligated by law or executive order to be closed.

“Closing Date” means each Business Day on which Lender shall make an Advance to the Borrower.

“Closing Protection Letter” means a letter issued by a title insurer in form and substance reasonably satisfactory to Lender pursuant to which such title insurer agrees to indemnify Borrower and Lender from losses resulting from its failure to follow written closing instructions or to obtain all required documents.

“Default” means any event which, with the passage of time or the giving of notice, or both, would become an Event of Default.

“Escrow Payments” means amounts constituting ground rents, taxes, assessments, water charges and sewer rents, primary mortgage guaranty insurance premiums, fire and hazard insurance premiums and other payments required to be placed in escrow by the mortgagor with the mortgagee or any agent thereof pursuant to any Mortgage.

“Event of Default” has the meaning set forth in Section 8.

“FHA” means the Federal Housing Administration.

“FHLMC” means the Federal Home Loan Mortgage Corporation.

“FNMA” means the Federal National Mortgage Association.

“Guaranty” means an agreement in the form attached hereto as Exhibit “A” and by reference made a part hereof executed or to be executed by the Guarantors in favor of Lender and delivered to Lender which guarantees the performance of all of the Borrower’s obligations hereunder.

“Guarantors” mean collectively James J. Cutillo, Steve S. Landes and David F. Mason (individually, a “Guarantor”).

“Investor” means with respect to each Mortgage Loan or Mortgage Loan Package, the party who has committed to purchase the Mortgage Loans on the secondary market through a Take-out.

“Line of Credit” means the Existing Loan as renewed, modified and amended pursuant to the terms of this Agreement, as such loan may hereafter be from time to time amended or modified

“Line of Credit Note” means the Amended and Restated Line of Credit Promissory Note in the form attached hereto as Exhibit “B” and by reference made a part hereof executed or to be executed by Borrower to Lender in the principal amount of Two Million and no/100 Dollars ($2,000,000.00).

“Loan-to-Value Ratio” means the percentage which the original principal amount of a Note bears to the lesser of (i) the purchase price of the Mortgaged Property paid by the mortgagor at the origination of the Mortgage Loan and (ii) the appraised value of the Mortgaged Property, such appraised value being, for the purposes hereof, the amount set forth in an appraisal made in connection with the origination of such Mortgage Loan.

“Mortgage” means, with respect to each Mortgage Loan, the mortgage, deed of trust or other security agreement creating a first lien on a fee simple interest in residential real property.

“Mortgage File” means, with respect to each Mortgage Loan, a mortgage file for such Mortgage Loan containing each of the Mortgage Loan Documents and the Closing Protection Letter.

“Mortgage Loan” shall mean shall mean an individual mortgage loan which conforms to the requirements of this Agreement and against which an Advance is outstanding; each Mortgage Loan originally sold and subject to this Agreement being identified on the related Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the monthly payments and principal prepayments under the Mortgage Note, liquidation proceeds, condemnation proceeds, insurance proceeds disposition proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

“Mortgage Loan Documents” means, with respect to each Mortgage Loan, the following documents:

(i)	Original Note payable to Borrower;

(ii)	Original Endorsement of the Note in blank in the form attached hereto as Exhibit “C”;

(iii)	Original Mortgage as recorded showing Borrower as the mortgagee with evidence of recording or filing indicated thereon or a copy certified by a Notary Public, Clerk of the Court or County Recorder as a true copy thereof;

(iv)	Assignment of the Mortgage in blank in the form attached hereto as Exhibit “D”;

(v)	The required title insurance policy or title commitment or a true copy thereof;

(vi)	Evidence of hazard and other insurance policies; and

(vii)	The appraisal on the Mortgaged Property or a true copy thereof.

“Mortgage Loan Schedule” means a schedule maintained or caused to be maintained by the Borrower with respect to the Mortgage Loans pledged as security for the Line of Credit, which shall set forth for each such Mortgage Loan (i) the name of the related mortgagor; (ii) description and address of Mortgaged Property and any improvement thereon; (iii) the outstanding principal balance of the related Note; (iv) the interest rate borne by such Note and (v) such other data as Lender may from time to time request.

“Mortgaged Property” means, with respect to each Mortgage Loan, the real property and improvements thereon subject to the Mortgage securing the related Note.

“Note” means, with respect to each Mortgage Loan, the promissory note or other evidence of indebtedness of the related mortgagor, duly endorsed in blank by the Borrower.

“Request for Advance” means a loan confirmation, either substantially in the form of Exhibit “E” hereto or in any other form prepared by Lender, evidencing the terms of an Advance, including the related Mortgage Loan Schedule annexed thereto.

“RHS” means Rural Housing Service.

“Take-out” means Borrower’s sale of the Mortgage Loans to an Investor.

“USDA” means the United States Department of Agriculture.

“VA” means the Veterans Administration.

SECTION 2. The Line of Credit.

Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, and covenants contained herein and in each Request for an Advance executed hereunder, Lender establishes for Borrower a Line of Credit in the maximum principal amount of Two Million and no/100 Dollars ($2,000,000.00) under which Lender may, but shall not be required to, make Advances to the Borrower to finance the origination of Mortgage Loans up to the least of (i) one-hundred percent (100%) of the unpaid principal balance of such Mortgage

Loans, (ii) the net amount advanced by Borrower at the closing of the Mortgage Loans or (iii) the net value of the Mortgage Loans as detailed on the lock confirmation provided by the Investor. For each Mortgage Loan funded from an Advance, the Borrower shall pay Lender a fee equal to the amount set forth on the fee schedule attached hereto as Schedule I (“Fee Schedule”). The unpaid balance of the Line of Credit shall bear interest at a fluctuating rate equal from time to time to the Borrowing Rate, and the Line of Credit shall be evidenced by the Line of Credit Note. Lender’s obligation to make an Advance is conditioned upon (a) review and approval by Lender of the Mortgage Loan Documents and such other documents relating to the Mortgage Loans as it deems appropriate, (b) Lender’s satisfaction that the Mortgage Loan Documents will be delivered to Lender, and (c) Lender’s satisfaction of Borrower’s ability to dispose of the Mortgage Loans through a sale on the secondary market to an Investor. In the event that Lender shall exercise its right to review the original Mortgage Loan Documents prior to making the Advance, Lender shall coordinate such review with Borrower such that the funding of the Mortgage Loans to the Mortgagor shall not be unreasonably delayed. The Borrower shall, if it wishes to request an Advance hereunder, give notice sufficient to Lender of such proposed Advance in a manner acceptable to Lender and prior to the funding of such proposed Advance, Borrower shall deliver to Lender a duly executed Request for an Advance together with all supporting documentation required by this Agreement. If Lender has consented to the Advance, Lender shall, subject to the satisfaction by the Borrower of the conditions precedent specified in Section 3, make the proceeds of such Advance available to the title company funding the Mortgage Loan on the Closing Date by transferring to the title company funding the Mortgage Loan immediately available funds in the amount of such Advance in accordance with the disbursement instructions set forth in the Request for an Advance. Notwithstanding anything herein to the contrary, the amount of an Advance shall not exceed Borrower’s net cash investment in the Mortgage excluding any points, commitment fees, expenses and Escrow Payments paid to or deposited with Borrower. Each Advance shall be repaid on or before thirty (30) days from the Closing Date with respect to the Advance. Lender’s obligations under this Section 2 shall continue for a term ending on May 31, 2012.

SECTION 3. Conditions Precedent to Making an Advance.

This Agreement is conditioned on and subject to the following:

(i)	Execution and delivery to Lender of the Line of Credit Note and the Guaranty;

(ii)	Receipt by Lender of an opinion of counsel for Borrower in form and substance satisfactory to Lender with respect to the enforceability of this Agreement and the authority of Borrower to execute this Agreement and the transactions contemplated by this Agreement.

(iii)	Receipt by Lender of a resolution relating to the execution of this Agreement and any actions by Borrower anticipated by this Agreement and an incumbency certificate for the officers authorized to execute this Agreement and any documents permitted or required for an Advance;

(iv)	Receipt by Lender of certified copies of Borrower’s organizational documents; and

(v)	Receipt by Lender of a Confirmation of Pledge Agreement executed by Borrower in favor of Lender confirming the grant to Lender of a security interest in all Notes and Mortgages acquired by Borrower pursuant to an Advance hereunder and other collateral in the form attached hereto as Exhibit “F” (“Confirmation of Pledge Agreement”).

The making by Lender of any Advance shall be subject to the satisfaction by the Borrower of each of the conditions set forth in Section 2 and each of the following conditions precedent on or prior to the Closing Date for such Advance (unless waived by Lender):

(i)	the Borrower shall have duly executed a Request for an Advance and the title company handling the closing shall have duly executed a certification in the form attached hereto as Exhibit “G” (“Title Company Certification”) with respect to such Advance;

(ii)	the Collateral Value Requirement set forth in Section 7 is satisfied; and

(iii)	Lender’s satisfaction of Borrower’s ability to sell the respective Mortgage Loan through a Take-out.

(iv)	the title company handling the closing shall have duly executed a Closing Protection Letter.

SECTION 4. Security for the Line of Credit.

As security for the Line of Credit and all other amounts owing by the Borrower hereunder, the Borrower hereby grants to Lender a security interest in, and hereby pledges to Lender, all of the Borrower’s right, title and interest in and to (i) all Mortgage Loans, (ii) all proceeds, products and profits derived from such mortgage loans, including, without limitation, all payments and prepayments of principal, interest, penalties and other amounts due or to become due in respect thereof and proceeds thereof and all moneys, accounts, instruments, general intangibles, goods, insurance proceeds and other tangible or intangible property received upon the liquidation or sale thereof and (iii) all mortgage servicing agreements for the Mortgage Loans held by Borrower. The security interest granted by the Borrower to Lender hereunder and the incidents thereof shall, in addition to the foregoing and for all purposes hereunder, be deemed to include a security interest in each of the following for each Mortgage Loan (i) each of the Mortgage Loan Documents, (ii) all rights arising in respect of any private mortgage guaranty insurance, FHA insurance or VA guaranty, (iii) each policy of hazard insurance, boiler insurance, liability insurance or other forms of insurance now or hereafter issued with respect to the premises and improvements encumbered by the Mortgages and the proceeds thereof, to the extent of Borrower’s interest therein. The title company shall be directed to deliver the Mortgage Loan Documents (with the exception of the original Mortgage which will be delivered to be recorded) to Lender within two (2) Business Days following the Closing Date and in accordance with the Certification by Title Company made as part of the Request for Advance and Closing Protection Letter.

The Borrower hereby authorizes the title company or closing agent for a Mortgage Loan to act for Lender with respect to Mortgage Loan Documents in its possession which are subject to pledge hereunder.

SECTION 5. Representations and Warranties of the Borrower.

(a) The Borrower hereby represents and warrants to Lender:

(i)	The Borrower is a corporation (i) duly organized and validly existing under the laws of the State of Ohio and (ii) qualified to transact business in the State of Indiana and (iii) in compliance with the laws and all applicable regulatory requirements of the State of Indiana and all other jurisdictions in which Borrower conducts business.

(ii)	The Borrower (a) has full power and authority to originate and pledge Mortgage Loans and to execute, deliver and perform, and to enter into and consummate, all transactions contemplated by this Agreement and each Request for an Advance executed hereunder and (b) has duly authorized the execution, delivery and performance of this Agreement and will, at or prior to the execution and delivery thereof, have duly authorized the execution, delivery and performance of each Request for an Advance and Assignment of Mortgage executed hereunder.

(iii)	This Agreement, each Request for an Advance and all other documents and instruments executed by Borrower hereunder constitute or will constitute, the valid and binding obligation of the Borrower and do not and will not conflict with, or constitute a breach of or default under, any existing applicable law, rule, regulation, any memorandum of understanding with any regulatory authority or any instrument or agreement to which the Borrower is a party or by which the Borrower or any substantial portion of its assets is bound; and there has not occurred any Default or Event of Default hereunder.

(iv)	The balance sheet of the Borrower and the statement of operations and sources and application of funds of the Borrower heretofore furnished to Lender, are the most recently available quarterly balance sheet, statement of operations and sources and application of funds of the Borrower and fairly present the financial condition, results of operations and sources and application of funds of the Borrower as of the date specified therein and for the period (specified therein) then ended, in conformity with generally accepted accounting principles or other commercially reasonable methods consistently applied, and subsequent to the date of said financial statements there has been no material adverse change in the financial condition or the business or operations of the Borrower.

(v)	The proceeds of each Advance will be used exclusively to provide financing to originate or carry Mortgage Loans.

(vi)	Borrower is approved and in good standing with the Agencies or any other applicable governing agency from whom Borrower has, or contemplates obtaining, a Take-out with full right to take such actions and discharge such responsibilities as are conferred by such status, and in particular to originate the Mortgage Loans and deliver them to the Investor.

(b) With respect to each Mortgage Loan, as of the Closing Date with respect to any Advance, Borrower hereby represents and warrants to Lender:

(i)	The information pertaining to such Mortgage Loan set forth in the Mortgage Loan Schedule is true, correct and complete to the best of Borrower’s knowledge.

(ii)	The Borrower has not advanced funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Loan and there has been no delinquency in any payment by the mortgagor thereunder.

(iii)	There are no delinquent taxes, ground rents, water charges, sewer rents, assessments or other outstanding charges affecting the Mortgaged Property.

(iv)	The terms of the Note and the Mortgage have not been impaired, waived, altered or modified in any respect. No mortgagor has been released, in whole or in part.

(v)	The Note and the Mortgage are not subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, abatement, diminution, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, abatement, diminution, counterclaim or defense has been asserted with respect thereto.

(vi)

All improvements constituting a part of the Mortgaged Property are insured by an insurer acceptable to the applicable Agency and generally acceptable to prudent mortgage lending institutions against loss by fire and such other risks as may be included in the broad form of extended insurance coverage, as may be available from time to time, and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the maximum insurable value of the improvements constituting a part of the Mortgaged Property. If the Mortgaged Property is in an area then identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance is then available), there is in effect a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a financially responsible insurance carrier acceptable to the applicable Agency, in an amount representing coverage not less than the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. All such individual insurance policies (collectively, the “hazard insurance policy”) contain a “standard” or “New York” mortgagee clause naming the Borrower, its successors and assigns as mortgagee, provide for at least 30 days’ prior written notice to the Borrower of any cancellation thereof, and all premiums thereon have been paid. The Mortgage obligates the mortgagor thereunder to maintain the hazard insurance policy at the mortgagor’s cost and expense, and upon the mortgagor’s failure to do so, authorizes the holder of the mortgage to obtain and maintain such insurance at the mortgagor’s cost and expense and to seek reimbursement therefor from the mortgagor.

(vii)	Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with.

(viii)	The Mortgage has not been satisfied, canceled, subordinated or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination, rescission or release.

(ix)	Unless otherwise notified to Lender by the Borrower and agreed to by Lender in respect of any Mortgage Loan, the mortgagor has fee simple estate in and to the Mortgaged Property and the Mortgaged Property consists of a single parcel of real property with a detached single family residence erected thereon, or an individual residential condominium unit, all of which constitutes real property under the laws of the State in which the Mortgaged Property is located and Borrower is qualified to do business.

(x)	The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property (including, without limitation, all buildings constituting a part of the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing). Such lien is subject only to (a) the lien of current real property taxes and assessments not yet due and payable, (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording which are (i) acceptable to mortgage lending institutions generally and, in the case of a Mortgage Loan insured by the FHA or guaranteed by the VA, USDA or RHS, to the FHA, VA, USDA or RHS, (ii) specifically referred to in the lender’s title insurance policy delivered to Borrower and (iii) referred to or otherwise considered in the appraisal made for Borrower or which do not adversely affect the appraised value of the Mortgaged Property as set forth in such appraisal and (c) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage, the use, enjoyment, value or marketability of the related Mortgaged Property or, in the case of a Mortgage Loan insured by the FHA or guaranteed by the VA, USDA or RHS, prevent realization of the benefits provided by any FHA insurance or VA, USDA or RHS guaranty. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein.

(xi)	The Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

(xii)	All parties to any agreement affecting the Mortgage Loan, including, but not limited to, had legal capacity to enter into such agreement and to execute and deliver such agreement and each such agreement has been duly and properly authorized, executed and delivered by such parties.

(xiii)	The proceeds of the Mortgage Loan have been fully disbursed and there is no obligation or requirement for future advances thereunder by the holder of the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with.

(xiv)

Except as otherwise described in writing to Lender, the Note and the Mortgage have not been assigned or pledged by the Borrower except to Lender as provided herein. The Borrower or its agent, and, in the case of a Mortgage Loan originated by one of Borrower’s correspondents,

Borrower’s correspondent and its agent, or the title company handling the closing of the Mortgage Loan, has had continuous sole and complete possession of all the documents in the Mortgage File prior to the Closing Date. At the time of the pledge of the Mortgage Loan to Lender, the Borrower had good and marketable title thereto.

(xv)	In the case of a conventional Mortgage Loan, (a) the Loan-to-Value Ratio either (i) is not more than 80% or (ii) is not more than 95% and the excess over 80% is and will be insured by a policy of primary mortgage guaranty insurance issued by a mortgage guaranty insurer acceptable to FNMA or FHLMC until the Loan-to-Value Ratio is reduced below 80% or otherwise meets guidelines for an applicable FNMA or FHLMC product (i.e., DU Refi Plus), (b) the mortgage interest rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any such insurance premium and (c) all provisions of any primary mortgage guaranty insurance policy have been and are being complied with and such policy is in full force and effect and all premiums due thereunder have been paid. Any Mortgage Loan subject to any such policy of primary mortgage guaranty insurance obligates the mortgagor thereunder to maintain such insurance and to pay all premiums and charges in connection therewith.

(xvi)	Each Mortgage Loan is covered by an American Land Title Association form of lender’s title insurance policy or other generally acceptable form of title insurance policy acceptable to the applicable Agency (and, in the case of a Mortgage Loan insured by the FHA or guaranteed by the VA, USDA or RHS, the FHA, VA, USDA or RHS, as the case may be), issued by a title insurer acceptable to the applicable Agency and qualified to do business in the state of the Mortgaged Property, insuring the Borrower, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan. The Borrower is the sole insured under such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect. No claims have been made under such lender’s title insurance policy and no holder of the Mortgage Loan, including the Borrower, has done or omitted to do anything which would impair the coverage of such lender’s title insurance policy.

(xvii)	If the Mortgage Loan is insured by the FHA or guaranteed by the VA, it shall be either (i) guaranteed by the VA to the maximum extent permitted by law for a veteran who has not used any part of his entitlement and the uninsured portion thereof upon origination was not more than 75% or the original principal amount of the Mortgage Loan or (ii) fully insured by the FHA and all necessary steps have been taken to make and keep such guaranty or insurance valid, binding and enforceable, and such guaranty or insurance is the valid, binding and enforceable obligation of the VA or the FHA, as the case may be, to the full extent thereof, without surcharge, set-off or defense.

(xviii)	There is no default, breach, violation, or event of acceleration existing under the Note or Mortgage and no event which, with the passage of time or the giving of notice, or both, would constitute such a default, breach, violation or event of acceleration; and neither the Borrower nor any person having or having had an interest therein has waived any such default, breach, violation or event of acceleration.

(xix)	There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that could give rise to any such lien) affecting the related Mortgaged Property which are or may be liens prior to, or equal to coordinate with, the lien of the related Mortgage and the Mortgage requires the mortgagor promptly to cause any such liens, as well as liens which are junior to the lien of the Mortgage, to be removed.

(xx)	All improvements which were considered in determining the appraised value of the related Mortgaged Property lie wholly within the boundary and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property in any respect so as to affect the marketability of the Mortgaged Property.

(xxi)	The Mortgage Loan was originated by the Borrower.

(xxii)	The Note is payable monthly in self-amortizing installments of principal and interest, with interest payable in arrears, providing for full amortization by maturity or a balloon payment, over an original term in compliance with the requirements of the applicable Agency. The original principal amount of the Note was not more than the amount prescribed by Lender. The Mortgage contains customary and enforceable provisions for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder.

(xxiii)	The Mortgaged Property is free of damage and waste and there is no proceeding pending or, to the best of the knowledge of the Borrower, threatened, for the total or partial condemnation or taking by eminent domain thereof.

(xxiv)	The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby. There is no homestead or other exemption available to the mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or under a power of sale, or the right to foreclose the Mortgage.

(xxv)	The Mortgage File relating to the Mortgage Loan contains all of the documents required by, and such documents are in the form required by all applicable underwriting guidelines.

(xxvi)	The Mortgage File relating to the Mortgage Loan contains all of the documents required by, and a clear to close letter has been issued by the Investor’s underwriter.

(xxvii)	To the best of the Borrower’s knowledge, the Mortgaged Property is lawfully occupied under applicable law.

(xxviii)	The Note is not, and has not been, secured by any collateral except the lien of the related Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (x) above and the mortgage was not given as collateral or security for the performance of obligations of any person other than the mortgagor.

(xxix)	At the time of origination by the Borrower, or at the time of the acquisition of the Mortgage Loan by the Borrower from any correspondent, the Mortgage Loan met the requirements for investment by the Borrower.

(xxx)	Neither the Borrower nor the mortgagor has made any statement or taken any other action that would impair or invalidate the coverage provided by any primary mortgage guaranty insurance, FHA insurance or VA, USDA or RHS guaranty or any hazard, title or other insurance policy relating to the Mortgage Loan or the Mortgaged Property.

(xxxi)	The Borrower has no knowledge of any circumstance or condition with respect to the Mortgage Loan, the Mortgaged Property, the mortgagor or the mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or adversely affect the value or marketability of the Mortgage Loan.

(xxxii)

The Mortgage Loan has been duly and validly pledged by the Borrower under this Agreement, and this Agreement, together with such pledge and delivery, creates as security for the Advances, in accordance with the terms of this Agreement, a valid and perfected first priority security interest in respect of each Advance hereunder in favor of Lender in such Mortgage Loan and all proceeds, products and profits derived therefrom, and incidents thereto, including, without limitation, all accounts, general intangibles, instruments, moneys, goods, insurance proceeds and other tangible or intangible property received upon liquidation thereof and no further action is required to create, preserve and perfect such security interest.

(xxxiii)	There is no litigation pending or, to the Borrower’s knowledge, threatened, which, if determined adversely to the Borrower, would adversely affect the execution, delivery or enforceability of this Agreement, any Request for an Advance, Assignment of Mortgage, the pledge of any Mortgage Loan to Lender or the ability of the Borrower to service the Mortgage Loans hereunder in accordance with the terms hereof or which would have a material adverse effect on the financial condition of the Borrower.

(xxxiii)	The Mortgage Loan is a residential mortgage loans conforming to the requirements of the applicable Agency and is not a construction loan, a loan secured by a manufactured home or co-operative or a high-cost or Jumbo loan.

The representations and warranties set forth in this Section 5 shall be deemed to be made each time an Advance is made hereunder on and as of the date the Request for an Advance is executed and delivered with respect thereto.

SECTION 6. Covenants of the Borrower.

So long as this Agreement remains in effect or there is outstanding any Advance or Request for an Advance, the Borrower shall comply with the following covenants:

(i) The Borrower shall deliver to Lender:

(a)	within 30 days after the end of each calendar quarter, a balance sheet of the Borrower as of the end of such quarter and a statement of operations and sources and application of funds of the Borrower for that quarter, all such statements to be prepared in accordance with generally accepted accounting principles or other commercially reasonable methods consistently applied and certified by the Borrower’s chief financial officer to present fairly in all material respects (but without footnotes and subject to usual year-end adjustments) the financial position, results of operations and changes in financial position of the Borrower for each of such periods;

(b)

within 90 days after the end of each fiscal year a balance sheet of the Borrower as of the end of such year, setting forth the assets, liabilities, income, expense and contingent liabilities and a statement of operations and sources and application of funds of the Borrower for such year setting forth in each case in comparative form the figures for the previous fiscal year, which shall be in reasonable detail and prepared in accordance with generally accepted accounting principles consistently applied, shall have been audited by independent certified public accountants of recognized standing in accordance with generally accepted auditing standards and shall be accompanied by a certificate of such accountants stating that their audit has been made in accordance with generally accepted auditing standards and that in their opinion such statements fairly present the financial position, results of operations and changes in financial position of the Borrower and its subsidiaries in accordance with generally accepted accounting principles consistently applied;

(c)	within 90 days after the end of each calendar year personal tax returns for each of the Guarantors and personal financial statements for each of the Guarantors as of the end of such year setting forth assets, liabilities and contingent liabilities all in a form acceptable to Lender.

(d)	promptly upon its receipt thereof, copies of all other reports submitted to the Borrower by its independent accountants in connection with any annual or interim audit of the Borrower or any of its subsidiaries including the independent accountants management letter and all supporting documents thereto;

(e)	within 10 days of the filing deadline (taking into account any extensions properly filed), copies of all state and federal income tax returns for the Borrower and the Guarantors;

(f)	promptly upon their becoming available, copies of all financial statements, financial reports, financial notices and proxy statements sent by the Borrower to its stockholders, and all regular, periodic and current reports filed by the Borrower with the Agencies and any other governmental agency;

(g)	promptly upon their becoming available, copies of all reports, examinations and investigations sent to or received by the Agencies, other governmental agencies, Investors or other prospective purchasers of the Mortgage Loans;

(h)	upon request of Lender, a weekly written analysis of the status of the then existing Mortgage Loans and corresponding Take-outs and a weekly pipeline report; and

(i)	all other information and reports required under the provisions of this Agreement and such other data and information in such detail as may from time to time be reasonably requested by Lender.

(ii) The Borrower shall maintain or cause to be maintained a Mortgage Loan Schedule with respect to all of the Mortgage Loans funded hereunder and shall deliver to Lender such Mortgage Loan Schedule (i) as soon as practicable after the end of each calendar month, (ii) concurrent with any request for release of Mortgage Loans and (iii) as soon as practicable after any request therefor by Lender.

(iii) The Borrower shall cooperate with Lender and its representatives in any review or inspection by Lender of the Mortgage Loans pledged hereunder or the property subject to any Mortgage, and make available to such person for copying or otherwise, any books and records relating to such Mortgage Loans as well as the appropriate employees of the Borrower for the purpose of discussing the same, all at such times during business hours as may be reasonably requested by Lender.

(iv) The Borrower shall not, without Lender’s prior written consent, (i) take any action that could affect Lender’s interests with respect to the Mortgage Loans hereunder, including, without limitation, the discharge, release, modification or compromise of any Mortgage or a mortgagor’s payment obligations under any Note or any guarantor’s obligations in respect thereof or the release from the lien created thereunder of any property covered thereby, or (ii) if the Borrower is acting as servicer of any Mortgage Loans, sell, delegate, assign or otherwise transfer its obligations as servicer of such Mortgage Loans.

(v) With respect to each Mortgage Loan, the Borrower shall maintain, or cause to be maintained, accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges that are or may become a lien upon the Mortgaged Property, the status of and all charges constituting Escrow Payments, including all primary mortgage guaranty insurance premiums and fire and hazard insurance coverage on such property, and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect, or cause to be effected, payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable. To the extent that any Mortgage does not provide for escrow deposits, the Borrower shall ensure that any such payments are made by the related mortgagor. The Borrower assumes full responsibility for the timely payment of all bills and shall effect, or cause to be effected, timely payment of all such bills notwithstanding any failure by any mortgagor to make such payments, or escrow deposits, and the Borrower shall, if necessary, make advances from its own funds to effect such payments.

(vi) The Borrower shall, directly or through an agent, cause to be maintained a blanket mortgage impairment policy in the form customarily employed in the mortgage banking industry, insuring itself, as its interest may appear, against hazards and losses occurring with respect to the property subject to a Mortgage that may impair the Borrower’s ability to obtain payment on the related Note or any related insurance or guaranty.

(vii) The Borrower, for the benefit of Lender, shall maintain with a financially responsible company or companies a blanket fidelity bond and an errors and omissions insurance policy with broad coverage, on all officers, employees or other persons acting in any capacity that could enable them to handle funds, money, documents or papers relating to the Mortgage Loans. Any such fidelity bond and errors and omissions insurance shall protect and insure the Borrower against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such fidelity bond shall also protect and insure the Borrower against losses in connection with the release or satisfaction of a Mortgage without having obtained payment in full of the indebtedness secured thereby.

(viii) In the event that the Borrower shall be acting as servicer of any Mortgage Loans and Lender shall have the Borrower replaced as servicer of such Mortgage Loans pursuant to this Agreement, the Borrower shall cooperate fully with Lender, such replacement servicer and their authorized agents to effect the timely and orderly transfer of servicing responsibilities, including, without limitation, the preparation, execution and delivery of any necessary documents or other instruments, the obtaining of approvals for transfer from governmental agencies, the completion of the transfer, endorsement or assignment, as the case may be, of any Note and Mortgage and any other documents relating to the Mortgage Loans, and the transfer of all cash amounts that shall at the time be deposited with, or thereafter received by, the Borrower on account of the related Mortgage Loan.

(ix) The Borrower shall not create or permit to exist any mortgage, pledge, security interest, title retention device or other encumbrance on any property, right, or asset owned or hereafter acquired by Borrower, except for (i) liens of taxes and assessments not delinquent or contested in good faith, (ii) the liens and security interests held by Lender, (iii) purchase money security interests for office equipment and (iv) liens and security interests held by other lenders, which Lender has consented to in writing prior to the creation of such lien or security interest, and Lender agrees that such consent shall not be unreasonably withheld;

(x) The Borrower shall not sell or lease any of Borrower’s assets, except in the ordinary course of business (the ordinary course of business includes the sale of mortgage loans, servicing and related interests).

(xi) The Borrower shall not directly or indirectly make (i) any loan, gift, distribution, transfer or advance of cash or other real, personal or intangible property, or (ii) any transfer of any other benefit or thing of value to any person except for fair value received by Borrower; it is intended that this paragraph prohibit, by way of example and not by way of limitation, any payment by Borrower characterized as a commission or referral fee, and any payments by Borrower characterized as the consideration for a purchase to the extent that such payment is not bona fide or exceeds the real value received by the Borrower.

(xii) The Borrower shall not make any payment for the purchase, redemption or retirement of any equity interest in Borrower.

(xiii) The Borrower shall not guarantee or otherwise become liable as a guarantor or surety for the obligation of any person except in connection with the endorsement of checks for deposit in the ordinary course of business and other similar collection transactions in the ordinary course of business;

(xiv) The Borrower shall not enter into any consolidation, acquisition or merger or permit the control of Borrower to be vested in anyone other than the current shareholders;

(xv) The Borrower shall not take any action which will materially and adversely affect Borrower’s ability to complete its obligations under the terms of this Agreement.

(xvi) The Borrower shall not, without the prior consent of Lender, in any manner transfer, assign or further encumber or permit the encumbrance of the Borrower’s interest in the Mortgage Loans or the Mortgage Loan Documents.

(xvii) The Borrower will hold all sums received in respect of any Mortgage Loan pledged to secure the Line of Credit hereunder (and any interest or earning thereon or with respect thereto) in trust, in a segregated, identifiable interest-bearing trust account maintained for Lender having an interest therein, until released in accordance with this Agreement.

(xviii) The Borrower shall not do anything or permit any action, directly or indirectly, which may result in a negative designation from any of the Agencies or any other governing agency, including without limitation, anything which could result in the Borrower being debarred or placed on a watch-list.

(xix) Within seven (7) days of the Closing Date, Borrower shall obtain a commitment from an Investor for the purchase of each Mortgage Loan on the secondary market; Borrower shall at all times be approved and in good standing with such Investor with full right to take such actions and discharge such responsibilities as are conferred by such status, and in particular to originate the Mortgage Loan and deliver it to the Investor, and the Mortgage Loan and all Mortgage Loan Documents shall comply in all respects with the requirements of the Investor.

(xx) The Borrower shall sell each Mortgage Loan to an Investor within forty-five (45) days of the Closing Date.

(xxi) The Borrower shall at all times comply with the terms of the Pledge Agreement.

SECTION 7. Collateral Value Requirement; Net Worth Requirement.

The Borrower covenants and agrees that at all times there shall be pledged as additional security with respect to the Line of Credit, the CD and/or money market accounts with Lender in the name of Borrower and/or Guarantor, which shall at all times have an aggregate balance of at least                      and 00/100 Dollars ($            .00) (the “Collateral Value Requirement”). The Borrower covenants and agrees that at all times hereunder Borrower shall have a net worth of at least One Million and 00/100 Dollars ($1,000,000.00) (“Net Worth Requirement”).

SECTION 8. Events of Default.

Each of the following events shall constitute an Event of Default hereunder:

(i) failure of the Borrower to pay either principal or interest when due under the Line of Credit or to pay any other sums payable by the Borrower hereunder;

(ii) any of the representations and warranties made by the Borrower herein, in any Request for an Advance, or in any certificate or other document delivered pursuant to or in connection with this Agreement, or any of the representations and warranties made by a Guarantor in any Guaranty, shall prove to be untrue in any material respect when made;

(iii) failure of the Borrower to observe and perform in a material way any covenant, condition or agreement on its part to be observed or performed hereunder, and under any Request for an Advance, or failure of any Guarantor to observe and perform in a material way any covenant, condition or agreement on its part to be observed or performed under any Guaranty;

(iv) appointment of a receiver, conservator, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Borrower or of any Guarantor, or of any substantial part of its property, the ordering of the winding-up or liquidation of its affairs, or of the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Borrower or of any Guarantor in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect;

(v) commencement by the Borrower or any Guarantor of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by the Borrower or any Guarantor to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or of any Guarantor, or of any substantial part of its property, or the making by the Borrower or any Guarantor of any general assignment for the benefit of creditors, or the failure of the Borrower or of any Guarantor generally to pay its debts as such debts become due, or the taking of corporate action by the Borrower or any Guarantor in furtherance of any of the foregoing;

(vi) assignment, transfer, encumbrance or conveyance by the Borrower prior to the release of the same from the security interest of this Agreement of any or all of its right, title or interest in and to (i) any Note, Mortgage or other Mortgage Document or any attempt to do the foregoing or (ii) any proceeds thereof;

(vii) failure by the Borrower or any Guarantor, whether as principal, guarantor or surety, to pay any principal, premium (if any) or interest in respect of any indebtedness of the Borrower or any Guarantor or to perform or comply with any agreement, instrument or other writing evidencing such indebtedness or delivered pursuant thereto or in connection therewith;

(viii) a default under the Master Participation and Servicing Agreement of even date herewith as it may be amended hereafter or under any other agreement by and between Lender and Borrower or under any other obligation of Borrower to Lender.

(ix) any loss of or impairment to the first priority status of the security interest granted by the Borrower to Lender hereunder and the incidents thereof.

SECTION 9. Remedies; Late Payments.

Upon the occurrence of an Event of Default pursuant to Section 8(i) hereunder or upon the occurrence of an Event of Default pursuant to Sections 8(ii) through 8(ix) hereunder which continues for more than five (5) days after notice from Lender to Borrower, at the option of Lender, Lender may, to the extent permitted by applicable law,

(i) pursue any of the remedies set forth herein;

(ii) declare the unpaid amount of the Line of Credit immediately due and payable. Lender shall have all of the rights and shall be entitled to all of the remedies available to secured parties under any applicable Uniform Commercial Code provisions, laws relating to creditors’ rights with respect to real property mortgages and all other applicable laws, including, without limitation, the right to record in its name all or any portion of the Assignments of Mortgage (including, in respect of an Assignment of Mortgage in blank, the right to complete the Assignment of Mortgage by filling in the name of Lender, as assignee), and the right to take possession of the Mortgage File(s) relating to Mortgage Loans securing such payment obligations with or without judicial process, or to dispose of the same by public or private sale, with or without advertising, as Lender may determine, or as may be required by applicable law; provided, however, that all proceeds of any such disposition by Lender of such Mortgage Loans, less reasonable attorneys’ fees and any other costs of collection or disposition incurred by Lender in connection therewith, shall be credited against all such payment obligations due and owing on account of the then outstanding Line of Credit in such order as Lender shall elect and any surplus shall thereafter be paid by Lender to the Borrower. The Borrower shall remain liable to Lender for any deficiency. To the extent that applicable law requires the giving of notice by Lender to the Borrower of any such disposition, the Borrower agrees that the minimum time required by such law (or, if no minimum is specified, five Business Days) shall constitute reasonable notice; and

(iii) if the Borrower (or an affiliate thereof) shall then be acting as servicer of any Mortgage Loans, remove the Borrower as servicer of such Mortgage Loans, appoint a successor in its place and direct the successor servicer to remit all payments of principal of and interest on, or any other proceeds derived from, such Mortgage Loans, as the case may be, to Lender or to such person or entity as Lender may designate.

(iv) Any amounts of principal and interest not paid by the Borrower when due and payable pursuant to the Line of Credit, to the extent permitted by applicable law, be thereafter payable at a default rate per annum equal to two percent (2%) above the rate otherwise payable accruing from the date on which such amounts became due and payable, together with all costs of collection and reasonable attorneys’ fees.

(v) Lender shall have the unconditional right to notify the respective mortgagors and any other persons or parties now or hereafter liable, in whole or in part for the payment of the Mortgage Loans, of the pledge thereof by the Borrower to Lender and to direct such mortgagors and any such other person or party to make all payments of principal, interest or other sums with respect to the Mortgage Loans, in whole or in part, directly to Lender or its assignee, which right Lender may exercise at any time when an Event of Default has occurred and is continuing. The Borrower shall, upon request by Lender, sign and consent to all notices and directions given by Lender to the mortgagor or any such other person or party pursuant to this paragraph.

SECTION 10. Submission to Jurisdiction.

The Borrower irrevocably submits to the jurisdiction of the state and federal courts in the State of Indiana in any action, suit or proceeding brought against or by it which is related to any matter contained in this Agreement, and the Borrower hereby waives and agrees not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, that it is not personally subject to the jurisdiction of any such court, that any such court is an inconvenient forum or that venue in any such court is improper.

SECTION 11. Further Assurances.

The Borrower shall at all times and at its own expense promptly make, execute, deliver, record, register or file all such financing statements, continuation statements and other instruments, acts, deeds, conveyances, mortgages, deeds of trust, pledges, assignments and transfers (or cause the same to be done) as may be requested by Lender to assure it with respect to the security interest granted to Lender pursuant to this Agreement. The provisions of this Section 11 shall be enforceable through injunction, order of specific performance or such other remedy as may be available.

SECTION 12. Miscellaneous.

12.01. Survival. All covenants, representations and warranties made by the Borrower herein shall survive the execution and delivery of this Agreement and shall continue in effect so long as the Line of Credit remains outstanding hereunder.

12.02 Indemnification. The Borrower shall indemnify and hold Lender harmless from, and will pay or reimburse Lender for, all charges, costs, damages, liabilities and expenses, including reasonable attorneys’ fees, if any, incurred by Lender in defending or protecting the security interests granted hereunder, or pursuant hereto, or in defending or protecting the priority of any thereof, or in the performance of any obligation of the Borrower in connection with the Mortgage Loans (including, without limitation, the servicing of the Mortgage Loans) or in the administration, enforcement or attempted enforcement of this Agreement, or in the collection or attempted collection of any of the payments hereunder as the same become due and payable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Mortgage Loans or the servicing thereof, to the extent arising out of any breach by the Borrower of its obligations or representations or warranties hereunder. The Borrower’s obligations pursuant to this Section 12.02 shall survive the termination of this Agreement, the payment or performance in full of all obligations of the Borrower under the Line of Credit and the release from the security interest of this Agreement of all Mortgage Loans or other documents related thereto.

12.03 Fees and Expenses. The Borrower shall promptly reimburse Lender for (i) all fees and expenses (including reasonable attorney’s fees) incurred by Lender in connection with the transactions contemplated hereby including, without limitation, in connection with the preparation of this Agreement and any other document related hereto and in the exercise of any remedy hereunder; (ii) all reasonable fees and expenses paid by Lender on behalf of the Borrower and (iii) all fees and expenses incurred by Lender relating to the recordation of any Assignment of Mortgage.

12.04 Notices. Unless otherwise specified herein, all notices, demands and other communications hereunder shall be in writing and delivered or telegraphed or telexed (i) to the Borrower, at 10412 Allisonville Road, Suite 208, Fishers, Indiana 46038 and (ii) to Lender, at 3737 E. 96th Street, Indianapolis, Indiana 46240, and shall be effective upon actual receipt.

12.05 Severability. If anyone or more of the covenants, agreements, provisions, or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

12.06 Governing Law; Modifications. This Agreement and each Request for an Advance issued hereunder shall be governed by and construed in accordance with the laws of the State of Indiana. This Agreement shall not be modified, altered or amended and the provisions hereof and rights hereunder shall not be waived except by an instrument in writing signed by the party against which such modification, alteration, amendment or waiver is sought to be enforced.

12.07 Binding Agreement. This Agreement and each Request for an Advance issued hereunder shall be binding upon and inure to the benefit of the Borrower, Lender and their respective successors and assigns; provided, however, that the Borrower shall not assign or transfer (by operation of law or otherwise) its rights or obligations hereunder or thereunder and any such purported assignment or transfer shall be null and void.

12.08 Non-Exclusivity of Remedies. No right, power or remedy granted to Lender in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other rights, powers or remedies referred to herein or therein or otherwise available to Lender at law or in equity; and the exercise by Lender of any one or more of such rights, powers or remedies, shall not preclude the simultaneous or later exercise by Lender of any or all such other rights, powers or remedies. No waiver by, nor any failure or delay on the part of, Lender in any one or more instances to insist upon strict performance or observance of one or more covenants or conditions hereof, shall in any way be, or be construed to be, a waiver thereof or to prevent Lender’s rights subsequently to require the performance or observance of such covenants or conditions, or otherwise as prejudicial to Lender’s rights, powers or remedies.

12.09 Authority; Counterparts. The undersigned person executing this Agreement for and on behalf of Lender represents and certifies that he or she is an authorized representative of Lender and has been fully empowered, and all necessary action has been taken, to execute and deliver this Agreement. The undersigned person executing this Agreement for and on behalf of Borrower represents and certifies that he or she is an authorized representative of Borrower and has been fully empowered, and all necessary action has been taken, to execute and deliver this Agreement. This Agreement may be executed and delivered in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally blank; signatures on following page]

IN WITNESS WHEREOF, each of Lender and the Borrower has caused this Agreement to be executed by its respective authorized representative as of the date first above written.

Lender:

MERCHANTS BANK OF INDIANA

By:	/s/ Michael J. Dunlap
Name:	Michael J. Dunlap
Title:	SVP

Borrower:

STONEGATE MORTGAGE CORPORATION

By:	/s/ James J. Cutillo
Name:	James J. Cutillo
Title:	CEO

SCHEDULE I

Fee Schedule

Borrower shall pay Lender a fee equal to One Hundred Fifty and 00/100 Dollars ($150.00) for each Mortgage Loan funded from an Advance during each calendar month (“Fees”). In no event shall the Fees paid to Lender in aggregate per calendar month be less than Ten Thousand and 00/100 Dollars ($10,000.00) regardless of the number of Mortgage Loans funded from advances during such period (“Minimum”). After the conclusion of each calendar month, Lender will prepare a reconciliation of the Fees and (i) either send Borrower an invoice for the difference between the Minimum and the Fees actually collected during such period, or (ii) send Borrower a rebate attributable to a reduction in the Fees accrued in such period based upon the volume of Mortgage Loans funded (“Rebate”) in accordance with the following:

•

In the event 100 or more Mortgage Loans are funded from Advances during the calendar month, the Rebate shall equal Fifty and 00/100 Dollars ($50.00) per Mortgage Loan actually funded from Advances during such period.

Exhibit A

Form of Consent and Confirmation of Guaranty

CONSENT AND CONFIRMATION OF GUARANTY

THIS CONSENT AND CONFIRMATION OF GUARANTY is executed to be effective as of the 1st day of May, 2011, by James J. Cutillo, Steve S. Landes and David F. Mason (hereinafter jointly and severally referred to as “Guarantor”) in favor of MERCHANTS BANK OF INDIANA (hereinafter referred to as “Lender”);

W I T N E S S E S  T H A T:

WHEREAS, pursuant to that certain Mortgage Warehouse Loan and Security Agreement dated April 30, 2011, executed by and between STONEGATE MORTGAGE CORPORATION (hereinafter referred to as “Borrower”), and Lender (hereinafter, as from time to time amended, modified or restated, referred to as the “Loan Agreement”), Lender extended to Borrower a loan in the principal amount of Three Million and no/100 Dollars ($3,000,000.00) (as heretofore amended, hereinafter referred to as the “Loan”);

WHEREAS, the Loan is evidenced by that certain Line of Credit Promissory Note dated April 30, 2009, executed by Borrower in favor of Lender in the principal amount of Three Million and no/100 Dollars ($3,000,000.00) (hereinafter referred to as the “Prior Note”);

WHEREAS, in connection with the Loan, Guarantor executed in favor of Lender a certain Continuing Guaranty of Payment dated effective on or about April 30, 2009 (hereinafter referred to as the “Guaranty”), which among other things guaranteed to Lender the payment and performance when due of all present and future indebtedness and obligations of Borrower to Lender arising under or in connection with the Loan, all as more particularly stated in the Guaranty;

WHEREAS, the Loan matured on April 30, 2011 and Lender and Borrower have agreed to enter a certain Amended and Restated Mortgage Warehouse Loan Agreement dated of even date herewith executed by and between Borrower and Lender (hereinafter referred to as the “Amended Loan Agreement”).

WHEREAS, Lender is willing to enter into and execute the Amended Loan Agreement, conditioned upon, inter alia, (i) Guarantor’s prior consent to and approval of the terms and conditions of the Amended Loan Agreement; and (ii) the confirmation by Guarantor of the Guaranty to be fully applicable to the Amended Loan Agreement; and

WHEREAS, Guarantor desires that the Amended Loan Agreement be executed and is willing to consent to and approve of the Amended Loan Agreement, and to set forth the confirmation required by Lender.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as an inducement to Lender to enter into the Amended Loan Agreement, Guarantor agrees, consents and confirms as follows:

1. Guarantor approves and consents to the Amended Loan Agreement and requests that Lender enter into the Amended Loan Agreement and Guarantor hereby approves and consents to the terms and conditions of (a) that Amended Loan Agreement and (b) that certain Amended and Restated Line of Credit Promissory Note of even date herewith executed by Borrower in favor of Lender in the principal amount of Two Million and 00/100 Dollars ($2,000,000.00) (hereinafter referred to as the “Amended Note”), which Amended Note renews and extends the indebtedness evidenced by the Prior Note.

2. Guarantor reaffirms and ratifies all warranties, representations, provisions, conditions, terms, covenants and agreements set forth in the Guaranty. Guarantor acknowledges and confirms that the Guaranty continues in full force and effect and extends to, includes and shall be effective with respect to the Amended Loan Agreement and any and all present and future indebtedness of Borrower to Lender all as more particularly stated in the Guaranty, including but not limited to (a) the Loan, (b) the indebtedness and obligations of Borrower arising pursuant to or in connection with the Amended Loan Agreement and (c) any and all extensions, renewals, increases and modifications of the Amended Note and Amended Loan Agreement. Guarantor further acknowledges and confirms that the reference in the Guaranty to the term (i) “Note” shall be deemed to be the Amended Note and (ii) “Loan Agreement” shall be deemed to be the Amended Loan Agreement.

3. Guarantor represents and warrants to Lender that (a) as of the date Guarantor executed this Consent and Confirmation, there exists no event of default under the Guaranty or any condition that, with the giving of notice or lapse of time, or both, would constitute an event of default under the Guaranty and (b) Guarantor has no defenses, setoffs or other claims against Lender or the Guaranty, the Amended Note or the Amended Loan Agreement or any agreement, instrument, document or event executed or occurring in connection therewith.

4. Guarantor agrees, acknowledges and confirms that Lender has not waived the full compliance by (i) Borrower with all terms and provisions of the Amended Note, the Amended Loan Agreement or any other agreement executed by Borrower in connection therewith and (ii) each Guarantor with all terms and provisions of each Guaranty or any other agreement executed by any Guarantor in connection therewith. All rights and remedies available to Lender at law or in equity as a result of any failure by Borrower of any Guarantor to comply with all terms and provisions of such documents are reserved by Lender.

5. Guarantor further certifies, warrants and represents to Lender that each Guarantor has duly authorized and approved the execution, delivery and performance by Borrower of the

Amended Loan Agreement and the Amended Note, and any other documents as may be required by Lender in connection with the Loan. Each Guarantor further certifies, warrants and represents to Lender that the Borrower, has been duly authorized (i) to execute and deliver the Amended Loan Agreement and the Amended Note, such documents to be in such form and contain such provisions as the Borrower shall approve by his execution, and (ii) to take such further action as may be necessary or desirable in connection with transactions contemplated by the Amended Loan Agreement and Amended Note.

6. This Consent and Confirmation shall be binding upon Guarantor and Guarantor’s heirs, beneficiaries, successors, assigns and personal and legal representatives and shall inure to the benefit of Lender and its successors, assigns and legal representatives.

7. This Consent and Confirmation shall be governed by and construed in accordance with the laws of the State of Indiana.

8. This Consent and Confirmation may be executed in counterparts, each of which taken together shall constitute one and the same instrument and any party hereto may execute this Consent and Confirmation by executing any such counterpart. Any party hereto may execute this Consent and Confirmation by executing any such counterpart. The signature page(s) of any counterpart may be detached from a counterpart [without impairing the legal effect of the signature(s) thereon] and attached to any other counterpart identical thereto except for the signature page attached to it. Any executed counterpart which is transmitted to Lender or its attorneys by facsimile or electronic mail transmission shall be deemed to have been properly executed and delivered by all parties executing such counterpart for all purposes hereof to the same effect as if such original executed counterpart was delivered to Lender or its attorneys. Upon the execution and delivery to Lender, whether by facsimile or electronic mail transmission or by delivery of the original counterpart, of any executed counterpart of this Consent and Confirmation, this Consent and Confirmation shall be in full force and effect with respect to, and shall be enforceable against, the party executing such counterpart regardless of whether this Consent and Confirmation is executed by any other party referenced herein as a party to this Consent and Confirmation.

[Remainder of page intentionally blank; signature on following page]

IN WITNESS WHEREOF, Guarantor has executed this Consent and Confirmation effective as of the day and year first written above.

James J. Cutillo

“Guarantor”

STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for said County and State, personally appeared James J. Cutillo, who, having been duly sworn, acknowledged the execution of the foregoing Consent and Confirmation of Guaranty.

WITNESS my hand and Notarial Seal this      day of             , 20    .

Notary Public

My Commission Expires:	My County of Residence:

IN WITNESS WHEREOF, Guarantor has executed this Consent and Confirmation effective as of the day and year first written above.

Steve S. Landes

“Guarantor”

STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for said County and State, personally appeared Steve S. Landes, who, having been duly sworn, acknowledged the execution of the foregoing Consent and Confirmation of Guaranty.

WITNESS my hand and Notarial Seal this      day of             , 20    .

Notary Public

My Commission Expires:	My County of Residence:

IN WITNESS WHEREOF, Guarantor has executed this Consent and Confirmation effective as of the day and year first written above.

David F. Mason

“Guarantor”

STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for said County and State, personally appeared David F. Mason, who, having been duly sworn, acknowledged the execution of the foregoing Consent and Confirmation of Guaranty.

WITNESS my hand and Notarial Seal this      day of             , 20    .

Notary Public

My Commission Expires:	My County of Residence:

- End of Exhibit A -

Exhibit B

Form of Amended and Restated Line of Credit Note

AMENDED AND RESTATED

LINE OF CREDIT PROMISSORY NOTE

$2,000,000.00	Indianapolis, Indiana

May 1, 2011

For value received, STONEGATE MORTGAGE CORPORATION, an Ohio corporation having its principal office at 10412 Allisonville Road, Suite 208, Fishers, Indiana 46038 (hereinafter referred to as “Maker”), unconditionally promises to pay to the order of MERCHANTS BANK OF INDIANA having its principal banking office at 3737 E. 96th Street, Indianapolis, Indiana 46240 (hereinafter referred to as “Lender”), at Lender’s principal banking office or at such other place or to such other party as the holder hereof may from time to time designate, the principal sum of Two Million and no/100 Dollars ($2,000,000.00), or so much thereof as shall from time to time be advanced by Lender to or for the benefit of Maker hereunder, with interest on the principal balance from time to time remaining unpaid from the date hereof at a rate per annum (based upon a year of 360 days and actual days elapsed) equal to the rate from time to time announced by the Wall Street Journal as the “Prime Rate”, plus one hundred (100) basis points with changes in the interest rate hereunder to take effect on the same day as each change in such Prime Rate takes effect; provided, however, that in no event shall the interest rate be less than Four and 00/100 percent (4.00%).

TERMS, PROVISIONS AND CONDITIONS

1. Payments. Principal and interest shall be payable as follows:

(i)	Commencing on the first day of the first calendar month following the calendar month in which the first advancement is made hereunder and continuing on the first day of each succeeding calendar month thereafter, accrued and unpaid interest shall be due and payable;

(ii)	Each advance of principal under this Note advanced by Lender to finance Mortgage Loans [as defined in the Loan Agreement (hereinafter defined)], shall be repaid in full by Maker at the first to occur of (i) the date on which the promissory note evidencing a specific Mortgage Loan is sold by Maker to a subsequent purchaser or paid by the maker thereof, or (ii) thirty (30) days after an advance of principal under this Note is made to Maker by Lender; and

(iii)	On May 31, 2012, the entire unpaid principal balance and all accrued and unpaid interest shall be due and payable.

2. Costs of Collection and Default Rate of Interest. In addition, Maker shall pay to the holder hereof (a) reasonable attorneys’ fees incurred by the holder in the protection of any security for this Note or the collection of any indebtedness evidenced hereby, (b) costs of collection and (c) during any period in which a default exists hereunder and/or any period of delinquency on any amounts not paid when due, interest at a rate per annum equal to two per cent (2%) above the rate otherwise in effect.

3. Late Charge. Maker shall pay a “late charge” for the purpose of defraying expense incident to handling upon any monthly installment of interest and/or principal, or portion thereof, referred to above not paid within ten (10) days after the date when first due at the rate of five cents (5¢) for each dollar ($1.00) so overdue with a minimum charge of Twenty-Five and no/100 Dollars ($25.00) and an additional “late charge” for purposes of defraying expense incident to handling on the first day of each successive calendar month thereafter at the rate of five cents (5¢) for each dollar ($1.00) so overdue with a minimum of Twenty-Five and no/100 Dollars ($25.00) per month until any such installment, or portion thereof, has been paid in full. Nothing herein contained shall be construed as a waiver by the holder of this Note of its option to declare a default if any payment of any installment of interest and/or principal, or portion thereof, is not made when due, and the assessment of a late charge shall not affect the right of the holder of this Note to increase the rate of interest as herein provided on all amounts not paid when due.

4. Valuation and Appraisement Laws. All principal, interest and other amounts payable under or with respect to this Note shall be payable without relief from valuation and appraisement laws.

5. Application of Payments. Each payment hereunder shall be applied to the payment of accrued and unpaid interest and to the reduction of the principal balance in such order and in such amounts as the holder of this Note shall determine, in its sole discretion. Interest shall be computed on the basis of a three hundred sixty (360)-day year applied to the actual number of days in each interest-payment period.

6. Security. This Note is given to evidence indebtedness of Maker to Lender arising in connection with the terms, provisions and conditions of a certain Mortgage Warehouse Loan and Security Agreement of even date herewith executed by and between Maker and Lender (such agreement as from time to time amended or modified is hereinafter referred to as the “Loan Agreement”). This Note shall be entitled to the benefits of and is secured by the Loan Agreement.

7. Events of Default. All of the indebtedness evidenced by this Note and remaining unpaid shall, at the option of the holder and without demand or notice, become immediately due and payable upon the occurrence of any of the following (each of which shall constitute an event of default hereunder):

(i)	a failure by Maker to make the payments required by this Note when due;

(ii)	a default under or a failure to comply with any of the terms, provisions, conditions, agreements or covenants of this Note which remains uncured for five (5) days after written notice from Lender to Maker; provided that there shall be no cure period for monetary defaults; or

(iii)	a default under or a failure to comply with any of the terms, provisions, conditions, agreements or covenants of the Loan Agreement or any other agreement, instrument or document executed by Maker or any guarantor to Lender in connection with the Loan Agreement and a failure to cure such default within the applicable cure period specified therein, if any.

8. Waiver and Consent. Presentment, notice of dishonor and demand, protest and diligence in collection and bringing suit are hereby severally waived by Maker and each endorser or guarantor, each of whom consents that the time for the payment of this Note, or of any installment hereunder, may be extended from time to time without notice by the holder.

9. No Waiver. No waiver of any default or failure or delay to exercise any right or remedy by the holder of this Note shall operate as a waiver of any other default or of the same default in the future or as a waiver of any right or remedy with respect to the same or any other occurrence.

10. Prepayment. Maker may prepay all or any portion of the principal amount outstanding under this Note at any time and from time to time without penalty.

11. Usury Laws. It is the intention of the parties hereto to comply strictly with all applicable usury laws. Accordingly, in no event and upon no contingency shall the holder be entitled to receive, collect or apply as interest any interest, fees, charges or other payments equivalent to interest in excess of the amount which may be charged from time to time under applicable law. In the event that the holder of this Note ever receives, collects or applies as interest any such excess, then immediately upon becoming aware of such receipt, collection or application, the holder shall notify Maker of the usurious overcharge and refund to Maker the amount of any overcharge taken, plus interest on the overcharge taken at the rate in effect under this Note or at the maximum lawful rate, whichever is less, at the time the usurious interest rate was taken, and make whatever adjustments in this Note as are necessary to insure that Maker will not be required to pay any further interest in excess of the amount permitted under applicable law. Maker shall not institute any action or file any defense based upon the charging or collecting of usurious interest hereunder unless (i) Maker shall give the holder written notice of an intent to do so and (ii) the holder shall fail to comply with the terms hereof, by notification and refund to Maker and making necessary adjustments as aforesaid, within fifteen (15) days after receipt by the holder of such written notice from Maker. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the parties hereto that is in conflict with the provisions of this paragraph.

12. Loan Fees. In addition to all of the terms and conditions to be performed by Maker under this Note, Maker shall reimburse Lender upon demand for all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by it in connection with the loan evidenced by this Note.

13. Waiver of Trial by Jury. Maker hereby agrees that any suit, action or proceeding, whether a claim or counterclaim, brought or instituted by any party on or with respect to this Note or any other document executed in connection herewith or which in any way relates, directly or indirectly to the Loan Agreement or any event, transaction or occurrence arising out of or in any way connected with this Note or the dealings of the parties with respect thereto, shall be tried only by a court and not by a jury. MAKER, AND Lender BY ACCEPTANCE HEREOF, HEREBY EXPRESSLY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Maker acknowledges that Maker may have a right to a trial by jury in any such suit, action or proceeding and that Maker hereby is knowingly, intentionally and voluntarily waiving any such right. Maker further acknowledges and agrees that this Paragraph 13 is material to this Note and that adequate consideration has been given by Lender and received by Maker in exchange for the waiver made by Maker pursuant to this paragraph.

14. Notices. Any written notice permitted or required hereunder shall be effective when received, certified or registered United States mail, postage prepaid, return receipt requested, at the applicable address specified below:

If to Maker:	10412 Allisonville Road, Suite 208
Fishers, Indiana 46038

If to Lender:	3737 E. 96th Street
Indianapolis, Indiana 46240

or at such other addresses within the State of Indiana with respect to Maker or the State of Indiana with respect to Lender, as Maker or Lender may from time to time specify for itself by notice hereunder.

15. Legal Tender. This Note is negotiable and is payable in lawful money of the United States of America which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

16. Successors and Assigns. Except as assignment is prohibited by the Loan Agreement, the obligations of Maker hereunder shall be binding upon Maker and their respective successors, assigns and legal representatives and shall inure to the benefit of Lender and Lender’s successors, assigns and legal representatives.

17. Governing Law. This Note is delivered to Lender in the State of Indiana and is executed under and shall be governed by and construed in accordance with the laws of the State of Indiana.

18. Invalidity of any Provision. If any provision (or portion thereof) of this Note or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then the remainder of this Note or the application of such provision (or portion thereof) to any other person or circumstance shall be valid and enforceable to the fullest extent permitted by law.

19. Captions. The captions or headings herein have been inserted solely for the convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Note.

20. Amendment and Restatement of Prior Note. This Note renews, extends and modifies the indebtedness evidenced by and replaces and restates in its entirety that certain Line of Credit Promissory Note executed by Maker on April 30, 2009, in favor of Lender in the original principal amount of Three Million and 00/100 Dollars ($3,000,000.00).

[Remainder of page intentionally blank; signature on following page]

IN WITNESS WHEREOF, Maker has caused this Note to be executed by its duly authorized officers effective as of the day and the year first above written.

STONEGATE MORTGAGE CORPORATION

By:	----------Specimen Only-----------
Name:
Title:

- End of Exhibit B -

Exhibit C

Form of Endorsement of Note

ALLONGE TO NOTE

This Allonge is to be firmly affixed and attached to the Note as a part thereof.

THIS IS AN ALLONGE to the Note dated             , 20    , from                     , in favor of                     , in the original principal sum of             and 00/100 Dollars ($            ) (the “Note”). The Note was assigned to Stonegate Mortgage Corporation (“Assignor”).

FOR VALUE RECEIVED, all right, title and interest of the undersigned to the Note, the together with interest thereon, is hereby assigned to                     (the “Assignee”), its successors and assigns.

The Assignor represents, covenants, and warrants that it is the owner of the Note and has made no prior assignments of the Note. Except as modified herein, all terms and conditions of the Note shall be and remain unchanged and in full force and effect.

Dated to be effective as of the     day of             , 20    .

STONEGATE MORTGAGE CORPORATION, an Ohio corporation

By:	------------------Specimen Only ---------------------
Name:
Title:

- End of Exhibit C -

Exhibit D

Form of Assignment of Mortgage

ASSIGNMENT OF MORTGAGE

KNOW ALL MEN BY THESE PRESENTS:

THAT, STONEGATE MORTGAGE CORPORATION, an Ohio corporation, having its office at 10412 Allisonville Road, Suite 208, Fishers, Indiana 46038, for value received, does hereby bargain, sell, assign, transfer and set over unto                     , a(n)                                          , its successors and assigns, having offices located at                     , all its right, title and interest in and to that certain:

Mortgage dated             , 20     between                     , a                                          , and                     , a(n)                     , and recorded                  ,             , in                     ,                     , in the Office of the Recorder of                     County,                     , together with the debt secured thereby, covering the property described in Exhibit A attached hereto and made a part hereof.

IN WITNESS WHEREOF, Assignor has caused this Assignment to be duly executed this      day of             , 20    .

STONEGATE MORTGAGE CORPORATION,
an Ohio corporation

By:	------------------Specimen Only ---------------------
Name:
Title:

STATE OF	)
SS
COUNTY OF	)

On this the      day of             , 20    , before me, a Notary Public in and for the jurisdiction aforesaid, personally appeared                     , who, upon oath, acknowledged himself to be                     of Stonegate Mortgage Corporation, being authorized so to do, executed the foregoing instrument for and in behalf of said corporation, and acknowledged that he executed the same as the act of his principal for the purposes therein contained.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

This document was prepared by and after recording should be returned to:

.

I affirm, under the penalties for perjury, that I have taken reasonable care to redact each Social Security number in this document, unless required by law [                    ].

- End of Exhibit D -

Exhibit E

Form of Request for Advance

REQUEST FOR ADVANCE

Pursuant to the Mortgage Warehouse Loan and Security Agreement (“Agreement”) dated as of                  , 20     between Stonegate Mortgage Corporation (“Borrower”) and Merchants Bank of Indiana (“Lender”), Borrower hereby requests an Advance in the following amount and with the terms set forth below:

a) Name of Mortgagor:

b) Loan No.

c) Amount of Mortgage:

d) Amount of Advance:

e) Date of Funding:

Wiring Instructions for title company handling the transaction:

A copy of the Borrower’s instruction letter to the title company as acknowledged by the title company is attached.

Terms used but not otherwise defined herein shall have the respective meanings assigned to them by the Agreement. The Borrower promises to repay the Advance within thirty (30) days from the Closing Date. The Borrower hereby grants (and confirms that it has heretofore granted) to Lender a security interest in and to, and the Borrower hereby pledges to Lender, each Mortgage Loan identified in this Request for Advance, together with all proceeds, products and profits thereof (including, without limitation, all moneys, accounts, general intangibles, instruments, goods, insurance proceeds and other tangible or intangible property received upon the liquidation or sale thereof), as security for the Borrower’s obligations under the Agreement and in respect of each Advance made thereunder, including the Advance contemplated hereby. The security interest granted by the Borrower to Lender and the incidents thereof shall, in addition to the foregoing and for all purposes hereunder, be deemed to include a security interest in (i) each of the Mortgage Loan Documents, (ii) all rights arising in respect of any private mortgage guaranty insurance or any FHA insurance or VA guaranty, (iii) each title policy, title binder of commitment to issue title insurance in effect with respect to each Mortgage Loan, and (iv) each policy of hazard insurance, boiler insurance, liability insurance or other forms of insurance now or hereafter issued with respect to the premises and improvements encumbered by the Mortgages and the proceeds thereof, to the extent of the Borrower’s interest therein.

There has been no Default or Event of Default, and the Borrower reaffirms the current validity of all of the representations and warranties in the Agreement.

Borrower:

STONEGATE MORTGAGE CORPORATION

By:	------------------Specimen Only ---------------------
Name:
Title:

- End of Exhibit E -

Exhibit F

Confirmation of Pledge Agreement

CONFIRMATION OF PLEDGE AGREEMENT

THIS CONFIRMATION OF PLEDGE AGREEMENT, executed to be effective as of the 1st day of May, 2011, by STONEGATE MORTGAGE CORPORATION, an Ohio corporation (hereinafter referred to as “Borrower”), in favor of MERCHANTS BANK OF INDIANA (hereinafter referred to as “Lender”);

WITNESSES THAT:

WHEREAS, Borrower and Lender entered into a certain Mortgage Warehouse Loan and Security Agreement dated effective as of April 30, 2009, (as amended, hereinafter referred to as the “Loan Agreement”) pursuant to which Lender, among other things, extended to Borrower a line of credit in the principal amount of Three Million and 00/100 Dollars ($3,000,000.00) (such loan hereinafter referred to as the “Loan”);

WHEREAS, the Loan is evidenced by a certain Line of Credit Promissory Note dated effective as of April 30, 2009, executed by Borrower in favor of Lender in the principal amount of Three Million and 00/100 Dollars ($3,000,000.00) (as amended, hereinafter referred to as the “Prior Note”);

WHEREAS, Borrower executed and delivered to Lender a certain Pledge Agreement dated effective as of April 30, 2009 (hereinafter referred to as the “Pledge Agreement”), by which Borrower pledged certain Collateral (as defined in the Pledge Agreement) to Creditor;

WHEREAS, the Loan matured on April 30, 2011 and Lender and Borrower have agreed to enter a certain Amended and Restated Mortgage Warehouse Loan Agreement dated of even date herewith executed by and between Borrower and Lender (hereinafter referred to as the “Amended Loan Agreement”) and Borrower has agreed to execute in favor of Lender that certain Amended and Restated Line of Credit Promissory Note of even date herewith executed by Borrower in favor of Lender in the principal amount of Two Million and 00/100 Dollars ($2,000,000.00) (hereinafter referred to as the “Amended Note”), which Amended Note renews and extends the indebtedness evidenced by the Prior Note;

WHEREAS, Lender is willing to enter into the Amended Loan Agreement subject to, inter alia, the condition that Borrower make the acknowledgements, agreements and confirmations set forth herein:

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower acknowledges, confirms and agrees as follows:

1. Borrower acknowledges and confirms that the Pledge Agreement secures, extends to, includes and is effective with respect to the indebtedness evidenced by the Amended Loan Agreement and Amended Note.

2. Borrower reaffirms and ratifies all warranties, representations, provisions, conditions, terms, covenants and agreements set forth in the Pledge Agreement, and agrees that all references to the “Loan Documents” in the Pledge Agreement shall be deemed to include the Amended Loan Agreement, the Amended Note, and all documents executed in favor of Lender in connection therewith.

3. Borrower represents and warrants to Lender that (a) as of the effective date of this Confirmation of Pledge Agreement, there exists no event of default under the Pledge Agreement or any condition that, with the giving of notice or lapse of time, or both, would constitute an event of default under the Pledge Agreement; and (b) Borrower has no defenses, offsets, claims or counterclaims against Lender, the Pledge Agreement, or any other agreement, instrument, document or event executed or occurring in connection therewith, including without limitation any documents evidencing any indebtedness of Borrower to Lender which is secured by the Pledge Agreement.

4. In consideration of the accommodations provided to Borrower by Lender, as contemplated herein and in the Amended Loan Agreement and Amended Note, Pledgor hereby waives, releases and forever discharges Lender from and against any and all rights, claims or causes of action against Lender arising out of Lender’s actions or inactions with respect to the Pledge Agreement and the security interest granted in connection therewith, as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Pledge Agreement, which exist as of the date hereof.

5. This Confirmation of Pledge Agreement shall be binding upon Borrower and Borrower’s successors and assigns and shall inure to the benefit of Lender and its successors, assigns, and legal representatives.

6. The undersigned, executing this Confirmation of Pledge Agreement for and on behalf of Borrower, certifies and represents to Creditor that he is duly authorized by all action necessary on the part of Borrower to execute and deliver this document and that this document constitutes a legal, valid and binding obligation of Borrower in accordance with its terms.

7. This Confirmation of Pledge Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.

[SIGNATURE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned has caused this Confirmation of Pledge Agreement to be executed effective as of the day and the year first above written.

STONEGATE MORTGAGE CORPORATION,
an Ohio corporation

By:
Printed:
Title:

STATE OF	)
) SS:
COUNTY OF	)

Before me, a Notary Public in and for said County and State, personally appeared             , the                     of Stonegate Mortgage Corporation, an Ohio corporation, who, after having been duly sworn, acknowledged the execution of the foregoing Confirmation of Pledge Agreement for and on behalf of such corporation.

WITNESS my hand and Notarial Seal this      day of             , 20    .

( ) Notary Public

My Commission Expires:	My County of Residence:

- End of Exhibit F -

Exhibit G

Title Company Certification

CERTIFICATION BY TITLE COMPANY

Loan Identification:

The undersigned agrees to hold in trust for MERCHANTS BANK OF INDIANA (“MBI”) the funds wired to it by MBI. The funds shall be disbursed only when the undersigned title company (a) has satisfied all closing instructions, (b) has issued a title insurance policy insuring the relevant mortgage as a first mortgage in form and substance satisfactory to MBI, and (c) holds the original executed Mortgage Loan Documents, including an endorsement of the Note in blank and an Assignment of the Mortgage in blank in trust for MBI.

Within two (2) business days following closing, the original Note, a certified copy of the Mortgage delivered to the applicable recording office and original copies of the other Mortgage Loan Documents shall be delivered to MBI.

Dated this      day of             , 20    .

Title Company:

By:	------------------Specimen Only ---------------------
Name:
Title:

- End of Exhibit G -